CONSULTING AGREEMENT

PARTIES

This Independent Contractor Consulting Agreement (“Consulting Agreement”) is between Lincoln National Corporation, an Indiana corporation with its principal office at 150 N. Radnor-Chester Road, Radnor, PA 19087, on behalf of itself and its subsidiaries and affiliates (“Lincoln”), and Robert W. Dineen, an individual having his principal residence at 65 Second Avenue, Westwood, NJ 07675 (“Contractor”).

TERM

The Term of this Agreement shall be one (1) year (365 days), beginning May 1, 2013 and ending April 30, 2014 (the “Consulting Term”).

WAIVER REAFFIRMATION

This Agreement is conditioned upon Contractor’s signing and returning to Lincoln between April 20, 2013 and May 1, 2013 the Waiver Reaffirmation attached as Exhibit D to the Phased Retirement Agreement executed by Contractor on or about October 26, 2012.  Contractor understands and agrees that this Consulting Agreement will be voided by Lincoln Financial Group, with no further recourse by Contractor, in the event that Contractor fails to sign and abide by said Waiver Reaffirmation.

DUTIES and RELATIONSHIP

Contractor shall devote his best efforts to providing consulting services to Lincoln relating to undertake all duties and responsibilities as may be assigned to you, including assisting the Company with your transition from employment, assist in the transition of your former duties to any successor(s), and maintaining the Company’s business, relationships, and goodwill, and such other duties as you may be assigned to you from time-to-time by the President & CEO of the Company.  The parties contemplate that the consulting services will not exceed 80 hours in any particular month or 350 hours in aggregate over the entire Consulting Term. Contractor agrees to comply with all applicable state laws and operate within the rules and regulations of all applicable regulatory authorities.  Contractor agrees not to discriminate against or harass any of Lincoln's employees, agents, customers, vendors or other contractors of Lincoln.

Upon termination or expiration of this Agreement, Contractor shall immediately return to Lincoln all of Lincoln's property, tangible and intangible, including all confidential information and trade secrets.

Lincoln retains Contractor only for the purposes and to the extent set forth in this Agreement.  Contractor's relation to Lincoln under this contract shall be that of an independent contractor.  Contractor shall not be considered as having any employee status or as being entitled to participate in any compensation or benefit plans, arrangements, or distributions by Lincoln pertaining to or in connection to any pension, stock, bonus, profit sharing or similar benefits for Lincoln's employees. Contractor shall refrain from taking any position in Lincoln’s securities based upon information that becomes known to Contractor or is received by Contractor by virtue of his performance of the services required hereunder.  Contractor shall further refrain from divulging such information to any third parties.

COMPENSATION

As compensation for all services rendered by Contractor under this Agreement, Lincoln shall pay Contractor at the rate of $36,583 per month for each month of the Consulting Term.  Additionally, the Company will reimburse Consultant for reasonable expenses incurred during the Consulting Term in connection with providing the Consulting Services.  Lincoln's obligation to reimburse Contractor pursuant to this paragraph shall be subject to Contractor providing Lincoln monthly invoices.  Payment will be made directly to Contractor and mailed to the address in the introductory paragraph. The consideration set forth in this paragraph shall be the sole consideration due Consultant and fully satisfies any obligation the Company would otherwise have during the Consulting Term to pay the Consultant for his time in accordance with the Phased Retirement Agreement between Consultant and the Company or any Agreement, Waiver, and General Release signed between Consultant and the Company (the “Waiver”).  If you materially breach or violate any provision in this Consulting Agreement, the Waiver, or the Phased Retirement Agreement, or if you fail to sign and abide by the Waiver Reaffirmation, the Company will void this Consulting Agreement and shall have the right to cease any further payments or benefits called for under this Consulting Agreement.

CONFIDENTIALITY

Contractor acknowledges that as a result of this Consulting Agreement he may acquire confidential information and trade secrets that are the property of Lincoln, and if disclosed to or used by third-parties will be damaging to Lincoln.  Contractor agrees to use best efforts to protect the confidentiality of any such confidential information and trade secrets and further represents that he will not, without prior written consent from Lincoln during the term of this Agreement and after termination, use for himself or others or disclose or permit to be disclosed to any third party, by any method, such confidential information or trade secrets of Lincoln.  For the purposes of this Consulting Agreement, this information shall include, but shall not be limited to, medical information, business or financial information, systems and procedures, customers, and accounts of Lincoln, manuals, ideas, processes, research, records, notes or memorandum.  Contractor recognizes that Lincoln has no adequate remedy at law in order to compel the enforcement of these provisions.  Therefore, the parties agree that Lincoln shall be entitled to injunctive relief, without posting bond as a condition of obtaining such relief, and monetary damages for any violation of the above.

ASSIGNMENTS AND SUBCONTRACTS

This Agreement may not be transferred or assigned by either party without the consent of the other party.  Contractor may not subcontract any of his duties or obligations under this Agreement without the express written consent of Lincoln, which may be withheld in Lincoln’s sole discretion.

LAWS TO GOVERN

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.  Lincoln is an equal employment opportunity employer and is a federal contractor. Consequently, the parties agree that, to the extent applicable, they will comply with Executive Order 11246, the Vietnam Era Veterans Readjustment Assistance Act of 1974 and Section 503 of the Vocational Rehabilitation Act of 1973 and also agree that these laws are incorporated herein by this reference.

SEVERABILITY

If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or court decision, it is to that extent to be deemed omitted and the remaining provisions shall not be affected in any way.

MODIFICATION

This Agreement may be modified only in writing by the parties.

Accepted and agreed to, intending to be legally bound:

CONTRACTOR:	LINCOLN:
ROBERT W. DINEEN	LINCOLN NATIONAL CORPORATION

By: /s/ Robert W. Dineen	By: /s/ Lisa M. Buckingham
Printed Name: Robert W. Dineen	Printed Name: Lisa M. Buckingham
Title: CHRO & EVP
Date: October 26, 2012	Date: October 31, 2012